Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO 2. (INCREMENTAL FACILITY AMENDMENT)

AMENDMENT NO. 2 (INCREMENTAL FACILITY AMENDMENT), dated as of November 7, 2019 (this “Agreement”), by and among Atkins Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”), Conyers Park Acquisition Corp., a Delaware corporation (“Parent”), Atkins Nutritionals, Inc., a New York corporation (“ANI” or the “Administrative Borrower”), Atkins Nutritionals Holdings, Inc., a Delaware corporation (“ANH”), Atkins Nutritionals Holdings II, Inc., a Delaware corporation (“ANH II”), NCP-ATK Holdings, Inc., a Delaware corporation (“NCP” and, together with ANH, ANHII and ANI, the “Borrowers” and, the Borrowers together with Holdings and Parent, the “Loan Parties”) and the financial institutions set forth on Schedule A hereto as Additional Term Lenders (the “2019 Incremental Term Loan Lenders”), and acknowledged by Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the (a) Credit Agreement, dated as of July 7, 2017, among the Borrowers, Holdings, Parent, the lenders party thereto from time to time (the “Lenders”), the Administrative Agent and the other parties thereto (as amended by that certain Repricing Amendment dated as of March 16, 2018 (the “Repricing Amendment”) and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”, and the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”) and (b) the Amended and Restated Commitment Letter, dated as of September 25, 2019 (the “Incremental Commitment Letter”); capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Incremental Commitment Letter, as applicable;

WHEREAS, pursuant to that certain Stock and Unit Purchase Agreement by and among the Administrative Borrower, Voyage Holdings, LLC (“Voyage Holdings”), VMG Quest Blocker, Inc. (“Voyage Blocker” and, together with Voyage Holdings, the “Targets”) and the sellers identified therein, dated as of August 21, 2019 (together with the schedules and exhibits thereto, the “Quest Acquisition Agreement”), the Administrative Borrower will, directly or indirectly, acquire all of the outstanding equity interests of the Targets (the “Quest Acquisition”) in all material respects in accordance with the terms thereof;

WHEREAS, pursuant to and in accordance with Section 2.20 of the Credit Agreement, the Borrowers may establish an Incremental Term Facility by, among other things, entering into one or more Incremental Facility Amendments with Additional Term Lenders or existing Lenders;

WHEREAS, the 2019 Incremental Term Loan Lenders and the Borrowers wish to establish an Incremental Term Facility (the loans thereunder, the “2019 Incremental Term Loans”) on the terms set forth in this Agreement;

WHEREAS, proceeds of the 2019 Incremental Term Loans received by the Borrowers will be used to fund, among other things, (i) the payment of consideration pursuant to the terms and conditions of the Quest Acquisition Agreement, and the other payments contemplated by the Quest Acquisition Agreement, (ii) the repayment in full (or the termination, discharge or defeasance (or arrangements for the termination, discharge or defeasance)) of all outstanding indebtedness of the Targets and their subsidiaries under that certain Credit Agreement dated as of March 25, 2015, by and among Quest Nutrition, LLC, the lenders from time to time party thereto, and OneWest National Bank, as administrative agent, as such agreement has been amended, supplemented or otherwise modified through August 21, 2019 (the “Quest Closing Refinancing”), (iii) fees, premiums and expenses incurred in connection with the foregoing and transactions related thereto (such fees and expenses, the “Quest Transaction Costs”), and (iv) working capital and general corporate purposes, including maintaining cash on the balance sheet of Holdings and its subsidiaries; and

WHEREAS, immediately after giving effect to the making of the 2019 Incremental Term Loans hereunder, Holdings, the Borrowers, the Administrative Agent and the Lenders party hereto (which shall constitute the Required Lenders under the Credit Agreement) desire to make further changes to the Credit Agreement pursuant to Section 9.02(b) thereof, including to increase the Applicable Rate with respect to the Initial Term Loans outstanding immediately prior to the date hereof (the “Existing Term Loans”) to equal the Applicable Rate with respect to the 2019 Incremental Term Loans;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each 2019 Incremental Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents and the exhibits thereto, together with copies of the most recent financial statements referred to in Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Amended Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.  This Agreement shall constitute (i) the notice required to be delivered by the Borrower to the Administrative Agent pursuant to Section 2.20(a) of the Credit Agreement and (ii) an “Incremental Facility Amendment” for purposes of Section 2.20(d) of the Credit Agreement.

Notwithstanding any provision to the contrary herein or in the Credit Agreement, after giving effect to the amendment set forth below in Section 2 hereof to the definition of “Applicable Rate” in the Credit Agreement, the terms of the 2019 Incremental Term Loans (including without limitation the Applicable Rate, the principal payment terms applicable thereto and the maturity date thereof) shall be the same as the terms of the Existing Term Loans, and such 2019 Incremental Term Loans shall be deemed to be “Initial Term Loans” for all purposes of this Agreement, the Amended Credit Agreement and each other Loan Document and shall constitute one tranche with, and be the same Class as, the Initial Term Loans made on the Closing Date (including as modified pursuant to the Repricing Amendment).  Following the 2019 Incremental Amendment Funding Date (as defined below) and the funding of the 2019 Incremental Term Loans on the 2019 Incremental Amendment Funding Date, each reference to “Initial Term Loans” and “Initial Term Loans” shall include the 2019 Incremental Term Loans and each reference to “Lender” shall include the 2019 Incremental Term Loan Lenders hereunder, in each case, unless the context shall require otherwise.  Each of the parties hereto hereby agrees that, with the consent of the Administrative Borrower (not to be unreasonably withheld), the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all amounts of such 2019 Incremental Term Loans, when originally made, are Initial Term Loans for all purposes under the Loan Documents and are included in each Borrowing of outstanding Initial Term Loans on a pro rata basis.  This may be accomplished at the discretion of the Administrative Agent by allocating a portion of each such 2019 Incremental Term Loans to each outstanding Eurodollar Loan that is a Term Loan of the same Class on a pro rata basis, even though as a result thereof such 2019 Incremental Term Loans may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of the Credit Agreement that would prohibit such an initial Interest Period).  The 2019 Incremental Term Loans shall not accrue interest for any period prior to the 2019 Incremental Amendment Funding Date and the Borrower shall not be required to pay interest on the 2019 Incremental Term Loans pursuant to Section 2.13 of the Credit Agreement for any period prior to the 2019 Incremental Amendment Funding Date.

Subject to satisfaction of the conditions set forth in Section 3 of this Agreement, each 2019 Incremental Term Loan Lender hereby agrees to make 2019 Incremental Term Loans as its portion of the Incremental Term Facility as set forth on Schedule A annexed hereto to the Borrowers on the Amendment No. 2 Effective Date (as defined below) on the following terms and conditions:

Section 1.                            Incremental Amendment.  Effective as of the Amendment No. 2 Effective Date, Holdings, the Borrower, the Administrative Agent and the Lenders party hereto (which constitute the Required Lenders under the Credit Agreement) agree pursuant to Section 2.20(d) and Section 9.02(b), as applicable, to amend the Credit Agreement as follows:

(a)                                 Section 1.01 of the Credit Agreement is amended to add the following definitions in appropriate alphabetical order:

“2019 Incremental Term Loan” means the Incremental Term Loans made on the Amendment No. 2 Effective Date in accordance with Section 2.20.

“Amendment No. 2” shall mean Amendment No. 2 (Incremental Facility Amendment), dated as of November 7, 2019, among the Borrowers, Holdings, Parent, the other Loan Parties party thereto, the Administrative Agent and the Additional Term Lenders party thereto.

“Amendment No. 2 Effective Date” shall mean the date on which the 2019 Incremental Term Loans are funded in accordance with Amendment No. 2 pursuant to Section 3 thereof.

“Quest Acquisition” has the meaning given to such term in Amendment No. 2.

“Quest Closing Refinancing” has the meaning given to such term in Amendment No. 2.

“Quest Transaction Costs” has the meaning given to such term in Amendment No. 2.

(b)                                 Section 1.01 of the Credit Agreement is amended to change the following definitions:

(i) The definition of “Applicable Rate” is amended by replacing clause (b) of such definition with following:

“(b) (i) prior to the Amendment No. 2 Effective Date, with respect to any Initial Term Loan that is an ABR Loan, 2.50% per annum, and with respect to any Initial Term Loan that is a Eurodollar Loan, 3.50% per annum, and (ii) on and after the Amendment No. 2 Effective Date, with respect to any Initial Term Loan that is an ABR Loan, 2.75% per annum, and with respect to any Initial Term Loan that is a Eurodollar Loan, 3.75% per annum:

(ii) Clause (g) of the definition of “Required Additional Debt Terms” is amended by (a) deleting the comma after the first reference to “Initial Term Loans” and replacing it with the word “and” and (b) deleting the words “and matures earlier than 12 months after the original maturity date of the Initial Term Loans”.

(c)                                  Section 2.10(a) of the Credit Agreement is hereby amended to read as follows

Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay Initial Term Loans on the last day of each March, June, September and December (commencing on March 31, 2020) in the principal amount of Term Loans as follows (subject to reduction in accordance with the terms of Section 2.10(c) below); provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day:

Payment Date	Amortization Payment
March 31, 2020	$1,676,470.59
June 30, 2020	$1,676,470.59
September 30, 2020	$1,676,470.59
December 31, 2020	$1,676,470.59
March 31, 2021	$1,676,470.59
June 30, 2021	$1,676,470.59
September 30, 2021	$1,676,470.59
December 31, 2021	$1,676,470.59
March 31, 2022	$1,676,470.59
June 30, 2022	$1,676,470.59
September 30, 2022	$1,676,470.59
December 31, 2022	$1,676,470.59
March 31, 2023	$1,676,470.59
June 30, 2023	$1,676,470.59
September 30, 2023	$1,676,470.59
December 31, 2023	$1,676,470.59
March 31, 2024	$1,676,470.59
June 30, 2024	$1,676,470.59

(d)                                 Section 2.11(a)(i) of the Credit Agreement is amended to read as follows:

(i)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty; provided that in the event that, on or prior to the date that is 12 months after the Amendment No. 2 Effective Date, the Borrower (x) makes any prepayment of Initial Term Loans in connection with any Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction or (z) makes a mandatory prepayment of Initial Term Loans pursuant to Section 2.11(c) in connection with a Prepayment Event described in clause (b) of the definition of “Prepayment Event” resulting in a Repricing Transaction, in either case, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders holding Initial Term Loans, (I) a prepayment premium of 1.00% of the principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (II) in the case of clause (y), an amount equal to 1.00% of the aggregate amount of the applicable Initial Term Loans of non-consenting Lenders outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such amendment.

(e)                                  Section 2.12 of the Credit Agreement is amended to incorporate the following clause (e):

The Borrower agrees to pay on the Amendment No. 2 Effective Date to each 2019 Incremental Term Loan Lender party to Amendment No. 2 as an 2019 Incremental Term Loan Lender on the Amendment No. 2 Effective Date, as fee compensation for the funding of such 2019 Incremental Term Loan Lender’s 2019 Incremental Term Loan, a closing fee in an amount equal to 0.50% of the stated principal amount of such 2019 Incremental Term Lender’s 2019 Incremental Term Loan.  Such fees shall be payable to each such 2019 Incremental Term Loan Lender out of the proceeds of such 2019 Incremental Term Loan Lender’s 2019 Incremental Term Loan as and when funded on the Amendment No. 2 Effective Date and may be treated (and reported) by the Borrower and 2019 Incremental Term Loan Lenders as a reduction in issue price of the 2019 Incremental Term Loans for U.S. federal, state and local income tax purposes.  Such closing fee will be in all respects fully earned, due and payable on the Amendment No. 2 Effective Date and non-refundable and non-creditable thereafter.

(f)                                   Section 2.20(b)(i) of the Credit Agreement is amended to replace the first proviso thereto with the following:

provided that, only in the case of any Incremental Term Loans which are secured on a pari passu basis with the Initial Term Loans and ranking pari passu with the Initial Term Loans in right of payment, in the event that the Effective Yield for any such Incremental Term Loans is greater than the Effective Yield for the Initial Term Loans by more than 0.50% per annum, then the Effective Yield for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to the Effective Yield for such Incremental Term Loans minus 0.50% per annum;

(g)                                  Section 5.10 of the Credit Agreement is amended by inserting the following at the end of such Section:  “The proceeds of the 2019 Incremental Term Loans made on the Amendment No. 2 Effective Date pursuant to Amendment No. 2 shall be used to (a) fund the Quest Acquisition, (b) pay the Quest Transaction Costs, (c) fund the Quest Closing Refinancing and (d) provide funding for working capital, general corporate purposes and other purposes not prohibited by the Credit Agreement.”

(h)                                 Section 6.04(c) of the Credit Agreement is amended to add the following proviso at the end thereof:

; provided that at the time any such Investment is made pursuant to this Section 6.04(c) by a Loan Party in a non-Loan Party, the aggregate outstanding amount of such Investments by Loan Parties in non-Loan Parties made pursuant to this Section 6.04(c), following the Amendment No. 2 Effective Date, shall not exceed the greater of (A) $100,000,000 and (B) 66% of Consolidated EBITDA for the Test Period then last ended, at the time of making such Investment (it being understood and agreed that to the extent subsequent to any such Investment a non-Loan Party shall become a Loan Party, then such Investment shall not count as outstanding for purposes of this proviso);

(i)                                     Section 6.04(bb) of the Credit Agreement is amended to add the following proviso at the end thereof:

provided that such Investments pursuant to clause (B) of this Section 6.04(bb) shall only be permitted to the extent that at the time of any such Investment and after giving effect thereto, on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 5.00 to 1.00 (it being understood and agreed that to the extent subsequent to any such Investment a non-Loan Party shall become a Loan Party, then such Investment shall not count as outstanding for purposes of this proviso);

Section 2.                            Terms of the Incremental Term Loans.  The 2019 Incremental Term Loans made hereunder shall be subject to the following additional terms:

(a)                                 Applicable Rate.  For the avoidance of doubt, the Applicable Rate for ABR Loans or for Eurodollar Loans, as applicable, for the 2019 Incremental Term Loans shall mean, as of any date of determination, the applicable percentage per annum with respect to any Initial Term Loan as set forth in the definition of “Applicable Rate” in the Amended Credit Agreement.  All Interest Periods applicable to Initial Term Loans shall continue in effect after the 2019 Incremental Amendment Funding Date. The 2019 Incremental Term Loans shall be initially incurred pursuant to a single Borrowing of Eurodollar Loans, with such Borrowing to be subject to (x) Interest Periods which commence on the 2019 Incremental Amendment Funding Date and end on the last day of the Interest Period applicable to the Initial Term Loans and (y) the LIBO Rate applicable to the Initial Term Loans. From and after the 2019 Incremental Amendment Funding Date to the first Interest Payment Date to occur after the 2019 Incremental Amendment Funding Date, the Borrower shall make to the Administrative Agent on such first Interest Payment Date (and the Administrative Agent shall distribute to the applicable Lenders in accordance with the Amended Credit Agreement) all payments in respect of interest on the 2019 Incremental Term Loans to the 2019 Incremental Term Lenders for amounts which have accrued on the 2019 Incremental Term Loans from the 2019 Incremental Amendment Funding Date to but excluding such Interest Payment Date.

(b)                                 Voluntary and Mandatory Prepayments; Maturity.

(i)                                     Scheduled installments of principal of the Incremental Term Increase set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Term Loans in accordance with Sections 2.10 and 2.11 of the Amended Credit Agreement.

(ii)                                  The 2019 Incremental Term Loans will mature on the maturity date applicable to the Initial Term Loans, which date is July 7, 2024.

(c)                                  Ranking and Security.  The 2019 Incremental Term Loans shall rank equal in right of payment and equal in right of security with the Initial Term Loans.

Section 3.                            Conditions to Borrowing.  The obligations of the 2019 Incremental Term Loan Lenders to extend the 2019 Incremental Term Loans are subject solely to the satisfaction, or waiver by the 2019 Incremental Term Loan Lenders (the date of such satisfaction or waiver, the “Amendment No. 2 Effective Date”), of the following conditions:

(a)                                 Delivery of Documents. The Administrative Agent (or its counsel), on behalf of the 2019 Incremental Term Loan Lenders, shall have received each of the following, each dated the Amendment No. 2 Effective Date unless otherwise indicated or agreed to by the Administrative Agent:

(i)             a customary written opinion of Kirkland & Ellis LLP, counsel to the Borrowers, addressed to the 2019 Incremental Term Loan Lenders, in form and substance reasonably satisfactory to the Administrative Agent;

(ii)          to the extent such concept exists in the relevant jurisdiction, certificates attesting to the good standing of the Closing Date Loan Parties (as defined in the Incremental Commitment Letter) in their jurisdiction of formation or incorporation certified as of a recent date by the relevant Governmental Authority;

(iii)       a certificate, executed by any Responsible Officer of the Closing Date Loan Parties (A) certifying as to the names and signatures of each officer of the Closing Date Loan Parties executing and delivering this Agreement, (B) either (x) attaching the Organizational Documents of the Closing Date Loan Parties certified, if applicable, by the relevant authority of their jurisdiction of organization or (y) certifying that there has been no change to such Organizational Document since last delivered to the Administrative Agent and (C) attaching the resolutions of the Closing Date Loan Parties’ board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Agreement; and

(iv)      a certificate from the chief financial officer, chief operating officer or other officer with similar responsibilities of the Borrowers certifying as to the solvency of the Borrowers and their Subsidiaries on a consolidated basis after giving effect to this Agreement and the Quest Acquisition, substantially in the form of Exhibit P to the Credit Agreement.

(b)         Fees.

(i)             Each 2019 Incremental Term Loan Lender (or the Administrative Agent, on such 2019 Incremental Term Loan Lender’s behalf) shall have received all fees required to paid by the Borrowers on the Amendment No. 2 Effective Date pursuant to that certain First Lien Fee Letter, dated as of September 25, 2019 among the Administrative Borrower, Barclays Bank PLC, Credit Suisse Loan Funding LLC, Credit Suisse AG, Goldman Sachs Bank USA, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Bank of Montreal, BMO Capital Markets Corp., SunTrust Bank and SunTrust Robinson Humphrey, Inc. (the “Fee Letter”) (which amounts may, at the election of the Borrower, be offset against the proceeds of the 2019 Incremental Term Loans).

(ii)          The Borrowers shall have paid, upon the borrowing of the 2019 Incremental Term Loans (or substantially simultaneously with the borrowing of the 2019 Incremental Term Loans) (which amounts may, at the election of the Borrowers, be offset against the proceeds of the 2019 Incremental Term Loans) the reasonable out-of-pocket expenses of the Commitment Parties (as defined in the Incremental Commitment Letter) in connection with this Agreement and the transactions contemplated hereby and any other fees and expenses required to be paid on the Amendment No. 2 Effective Date pursuant to the Incremental Commitment Letter and with respect to expenses, to the extent invoiced at least three (3) business days prior to the Amendment No. 2 Effective Date.

(c)          Other Conditions.

(i)             The Quest Acquisition shall have been, or substantially concurrently with the initial borrowing under the Incremental Term Loans shall be, consummated in all material respects in accordance with the Quest Acquisition Agreement.  No provision of the Quest Acquisition Agreement shall have been waived, amended, consented to or otherwise modified in a manner material and adverse to the 2019 Incremental Term Loan Lenders without the consent of the 2019 Incremental Term Loan Lenders (not to be unreasonably withheld, delayed, denied or conditioned and provided that the 2019 Incremental Term Loan Lenders shall be deemed to have consented to such waiver, amendment, consent or other modification unless they shall object thereto within three (3) business days after notice of such waiver, amendment, consent or other modification); provided that (i) any reduction in the purchase price for the Quest Acquisition set forth in the Quest Acquisition Agreement of less than 15% shall be deemed to be not material and adverse to the interests of the 2019 Incremental Term Loan Lenders, and any reduction in the purchase price of 15% or more shall deemed to be material and adverse to the interests of the 2019 Incremental Term Loan Lenders unless applied to reduce the 2019 Incremental Term Loans in a manner to be determined by the Borrowers in consultation with the 2019 Incremental Term Loan Lenders, (ii) any increase in the purchase price set forth in the Quest Acquisition Agreement shall be deemed to be not material and adverse to the interests of the 2019 Incremental Term Loan Lenders so long as such purchase price increase is not funded with additional indebtedness of the Borrowers or their Restricted Subsidiaries (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Quest Acquisition Agreement shall constitute a reduction or increase in the purchase price) and (iii) any change to the definition of Target Material Adverse Effect (as defined in the Incremental Commitment Letter) shall be deemed materially adverse to the 2019 Incremental Term Loan Lenders and shall require the consent of the 2019 Incremental Term Loan Lenders (not to be unreasonably withheld, delayed, denied or conditioned).

(ii)          The Quest Closing Refinancing shall have been made or consummated prior to, or shall be made or consummated substantially concurrently with, the initial borrowing of the 2019 Incremental Term Loans.

(iii)       There shall have not occurred, since August 21, 2019, any Target Material Adverse Effect (as defined in the Incremental Commitment Letter) that is continuing.

(iv)      The Specified Representations (as defined in the Incremental Commitment Letter) shall be true and correct in all material respects as of the Amendment No. 2 Effective Date.

(v)         The Specified Acquisition Agreement Representations (as defined in the Incremental Commitment Letter) shall be true and correct in all material respects as of the Amendment No. 2 Effective Date (or, as of such earlier date if expressly made as of an earlier date), in each case without duplication of any materiality qualifier therein.

(vi)      The Administrative Agent shall have received (at least three (3) Business Days prior to the Amendment No. 2 Effective Date) all documentation and other information about the Targets, the Borrowers and each Guarantor on the Amendment No. 2 Effective Date as has been reasonably requested in writing at least ten (10) Business Days prior to the Amendment No. 2 Effective Date by the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

(vii)                 Holdings and the Borrowers shall have satisfied the Collateral and Guarantee Requirement and, substantially simultaneously with the consummation of the Quest Acquisition the Loan Guarantors shall have satisfied the Collateral and Guarantee Requirement; provided that if, notwithstanding the use by Holdings and the Borrower of commercially reasonable efforts or without undue burden or expense to cause the Collateral and Guarantee Requirement to be satisfied on the Amendment No. 2 Effective Date, the requirements thereof are not satisfied as of the Amendment No. 2 Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the Incremental Term Loans on the Amendment No. 2 Effective Date (but shall be required to be satisfied as promptly as practicable after the Amendment No. 2 Effective Date and in any event within the period specified therefor in Schedule B attached hereto or such later date as the Administrative Agent may otherwise reasonably agree).

(viii)              The Administrative Agent shall have received a borrowing request relating to the 2019 Incremental Term Loans at least one Business Day prior to the Amendment No. 2 Effective Date.

Section 4.                            Effect on Loan Documents.  Except as specifically amended hereby, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing:

(a)                                 each 2019 Incremental Term Loan Lender acknowledges and agrees that upon the funding of the 2019 Incremental Term Loans, such 2019 Incremental Term Loan Lender shall be deemed to be a “Lender” and “Term Lender” under, and for all purposes of, the Amended Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder pursuant to the terms of the Amended Credit Agreement.

(b)                                 except as set forth in this Agreement, the 2019 Incremental Term Loans shall otherwise be subject to the provisions of the Amended Credit Agreement and the other Loan Documents.

(c)                                  the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, nor constitute a waiver of any provision of any Loan Document or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under any Loan Document;

(d)                                 on and after the Amendment No. 2 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Credit Agreement and each reference in any other Loan Document to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Agreement, and this Agreement and the Credit Agreement shall be read together and construed,  as a single instrument;

(e)                                  nothing herein shall be deemed to entitle the Borrowers (or any other Loan Party) to a further amendment to, or a consent, waiver, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances; and

(f)                                   each of the parties hereto hereby acknowledges and agrees that this Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents and (ii) the terms of this Agreement do not constitute a novation but, rather, an amendment of the terms of certain pre-existing Indebtedness and the Credit Agreement and the incurrence of certain new indebtedness, as evidenced by the Credit Agreement and this Agreement.  For the avoidance of doubt, each representation and warranty in the Credit Agreement with regard to the Loan Documents shall be deemed a representation and warranty with regard to this Agreement.

Section 5.                            Expenses.  The Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with this Agreement and any other documents prepared in connection herewith and the consummation and administration of the transactions contemplated hereby, in each case to the extent required by (and subject to the limitation contained in) Section 9.03 of the Credit Agreement.

Section 6.                            Recordation of the New Loans.  Upon execution and delivery hereof, the Administrative Agent will record the 2019 Incremental Term Loans, as the case may be, made by each 2019 Incremental Term Loan Lender in the Register.

Section 7.                            Acknowledgement and Consent.  The Borrower and each other Loan Party party hereto hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Agreement and consents to the amendment of the Credit Agreement effected pursuant to this Agreement, including without limitation, the making of the 2019 Incremental Term Loans.  The Borrower and each other Loan Party party hereto hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all “Secured Obligations” under each of the Loan Documents to which it is a party (in each case as such terms are defined in the applicable Loan Document), including without limitation, the 2019 Incremental Term Loans.  The Borrower and each other Loan Party party hereto acknowledges and agrees that any of the Loan Documents (as they may be modified by this Agreement) to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement other than to the extent expressly contemplated hereby.

Section 8.                            Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

Section 9.                            Entire Agreement.  This Agreement, the Credit Agreement, the Fee Letter and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

Section 10.                     GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 11.                     Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 12.                     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

BARCLAYS BANK PLC

By:
Name:
Title:

ATKINS NUTRITIONALS, INC. NCP-ATK HOLDINGS, INC. ATKINS NUTRITIONALS HOLDINGS, INC. ATKINS NUTRITIONALS HOLDINGS II, INC.

By:
Name:
Title:

ATKINS INTERMEDIATE HOLDINGS, LLC CONYERS PARK ACQUISITION CORP.

By:
Name:
Title:

Acknowledged by:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

SCHEDULE A
TO INCREMENTAL FACILITY AMENDMENT

Name of 2019 Incremental Term Loan Lenders	2019 Incremental Term Loan Commitment
Barclays Bank PLC	$460,000,000
Total:	$460,000,000